Exhibit 99.1

Contact:
Pete De Spain
Vice President, Investor Relations &
Corporate Communications
(858) 792-3729
pdespain@meipharma.com

MEI Pharma Announces Top-Line Data from Randomized Phase II Clinical Study of Pracinostat in Front-Line Myelodysplastic Syndrome

Company Provides Update on Clinical Development Plans

San Diego – March 23, 2015 – MEI Pharma, Inc. (Nasdaq: MEIP), an oncology company focused on the clinical development of novel therapies for cancer, today announced top-line data from a randomized Phase II clinical study of its investigational drug candidate Pracinostat in combination with azacitidine in patients with previously untreated intermediate-2 or high-risk myelodysplastic syndrome (MDS). The double-blind, placebo-controlled study enrolled a total of 102 patients, randomized one-to-one, at 19 sites in the U.S.

According to the top-line data, the combination of Pracinostat and azacitidine showed no difference in the rate of complete remission (CR), the study’s primary endpoint, compared to azacitidine alone. Data from event-driven endpoints, including duration of response, event and progression free survival and overall survival, are immature and will require longer follow-up in order to achieve meaningful conclusions. There were no new or unexpected toxicities observed in the study. Fatigue, gastrointestinal toxicities and myelosuppresion occurred more frequently in the combination group and resulted in a higher rate of drug discontinuations compared to azacitidine alone. The Company expects to present full results of the study at a scientific meeting later this year.

“Our goal when we initiated this study was to build on prior data and rigorously assess the clinical benefit of Pracinostat in combination with azacitidine in MDS,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer of MEI Pharma. “While we are disappointed with these top-line response data, we are diligently analyzing the entire data set as well as subsets from this study. Specifically, we are trying to fully assess the impacts of discontinuations on clinically important efficacy outcomes, including duration of response, event and progression free survival and overall survival. These findings will be important to inform the future development path for Pracinostat.”

At the American Society of Hematology (ASH) Annual Meeting In December 2014, the company reported significant clinical activity from 33 evaluable patients in an open-label, single-arm Phase II study of Pracinostat and azacitidine in elderly patients with newly diagnosed acute myeloid leukemia (AML). Further follow-up indicates that the response rate and overall survival of these patients continued to increase. To date, 12 patients have been on study for more than six months, including five who have surpassed one year. Data from all 50 patients enrolled in this study have been submitted for presentation at the European Hematology Association (EHA) Annual Congress in June 2015.

“AML represents another important component of our Pracinostat development strategy,” continued Dr. Gold. “We remain encouraged by the durable responses and long-term tolerability observed in our ongoing Phase II study and will continue to monitor these patients closely to get a better estimate of the survival benefit. However, we do not intend to initiate any further studies of Pracinostat and azacitidine until we have gained a more complete understanding of the totality of clinical data surrounding the combination. We expect to be in a position to share more information regarding these findings and future development plans for Pracinostat later this year.”

About Pracinostat

Pracinostat is an oral histone deacetylase (HDAC) inhibitor that has been tested in a number of Phase I and Phase II clinical studies in advanced hematologic disorders and solid tumor indications. Pracinostat has been generally well tolerated in more than 300 patients, with manageable side effects often associated with drugs of this class, notably fatigue. Pracinostat has exhibited pharmacokinetic properties in these studies that compare favorably to other oral HDAC inhibitors, including Zolinza® (vorinostat) and Farydak® (panobinostat).

MEI Pharma owns exclusive worldwide rights to Pracinostat.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based oncology company focused on the clinical development of novel therapies for cancer. The Company’s portfolio of drug candidates includes Pracinostat, a potential best-in-class, oral HDAC inhibitor currently being developed for advanced hematologic diseases, such as MDS and AML. MEI Pharma is also developing ME-344, a mitochondrial inhibitor currently in a Phase Ib study in combination with topotecan in patients with small cell lung or ovarian cancer who failed initial therapy. In addition, the Company expects to initiate a first-in-human study of PWT143, a highly selective PI3K delta inhibitor, in the first half of 2015.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studys and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical study results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Zolinza® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc. Farydak® is a registered trademark of Novartis AG.